EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
MONDAY, JANUARY 31, 2011

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FOURTH QUARTER 2010 RESULTS

	Fourth Quarter			Twelve Months
	2010	2009	%	2010	2009	%
Earnings Excluding Special Items [1]
$ Millions	9,250	6,050	53	30,460	19,420	57
$ Per Common Share
Assuming Dilution	1.85	1.27	46	6.22	4.01	55

Special Items
$ Millions	0	0		0	(140)

Earnings
$ Millions	9,250	6,050	53	30,460	19,280	58
$ Per Common Share
Assuming Dilution	1.85	1.27	46	6.22	3.98	56

Capital and Exploration
Expenditures - $ Millions	10,061	8,263	22	32,226	27,092	19

[1] See page 8 for a reference to earnings

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“ExxonMobil continues to deliver strong financial and operating results.  The full year 2010 earnings, excluding special items, were $30.5 billion, up 57% from 2009, driven by higher crude oil and natural gas realizations, stronger refining margins and record Chemical performance.  Fourth quarter earnings were $9.3 billion, an increase of 53%.

Oil-equivalent production was 19% higher than the fourth quarter of 2009, driven by our world-class assets in Qatar and our growing unconventional gas production.

Capital and exploration expenditures were $32.2 billion in 2010, reflecting a record level of investment.

The Corporation returned over $19 billion to shareholders in 2010 through dividends and share purchases to reduce shares outstanding.”

FOURTH QUARTER HIGHLIGHTS

•

Earnings were $9,250 million, an increase of 53% or $3,200 million from the fourth quarter of 2009.

•

Earnings per share were $1.85, an increase of 46%.

•

Capital and exploration expenditures were $10.1 billion, up 22% from the fourth quarter of 2009.

•

Oil-equivalent production increased 19% from the fourth quarter of 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 18%.

•

Cash flow from operations and asset sales was $14.7 billion, including asset sales of    $1.7 billion.

•

Share purchases to reduce shares outstanding were $5 billion.

•

Dividends per share of $0.44 increased by 5% compared to the fourth quarter of 2009.

•

A joint venture agreement was signed with Qatar Petroleum to progress the Barzan Project.  The project is expected to supply 1.4 billion cubic feet per day of natural gas with first gas planned for 2014.

•

Fayetteville shale assets of Petrohawk Energy were acquired, including 150 thousand net acres and 95 million cubic feet per day of net production, providing an attractive addition to XTO’s existing position in the Fayetteville trend.

•

Expansion of the carbon dioxide capture plant at our LaBarge facility in Wyoming was completed.  The expansion increases the amount of carbon dioxide captured by the plant by 50%.  The facility is now capable of capturing, in one day, a carbon dioxide volume equivalent to the emissions of 1.5 million cars.

Fourth Quarter 2010 vs. Fourth Quarter 2009

Upstream earnings were $7,480 million, up $1,700 million from the fourth quarter of 2009.  Higher crude oil and natural gas realizations increased earnings by nearly $1.4 billion.  Higher liquids and gas volumes improved earnings by $560 million while higher operating expenses reduced earnings by $200 million.

On an oil-equivalent basis, production increased 19% from the fourth quarter of 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 18%.

Liquids production totaled 2,526 kbd (thousands of barrels per day), up 133 kbd or nearly 6% from the fourth quarter of 2009.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up 6%, as increased production from projects in Qatar and the addition of XTO volumes more than offset net field decline.

Fourth quarter natural gas production was 14,652 mcfd (millions of cubic feet per day), up 3,935 mcfd from 2009, driven by additional U.S. unconventional gas volumes and project ramp-ups in Qatar.

Earnings from U.S. Upstream operations were $1,317 million, $306 million higher than the fourth quarter of 2009. Non-U.S. Upstream earnings were $6,163 million, up $1,394 million from last year.

Downstream earnings of $1,150 million were up $1,339 million from the fourth quarter of 2009, driven by higher industry refining margins which increased earnings by $1.3 billion.  Petroleum product sales of 6,555 kbd were 66 kbd higher than last year's fourth quarter, mainly reflecting higher demand.

Earnings from the U.S. Downstream were $226 million, up $513 million from the fourth quarter of 2009. Non-U.S. Downstream earnings of $924 million were $826 million higher than last year.

Chemical earnings of $1,067 million were $351 million higher than the fourth quarter of 2009. Improved margins increased earnings by $380 million. Fourth quarter prime product sales of 6,349 kt (thousands of metric tons) were 326 kt lower than the prior year.

Corporate and financing expenses were $447 million, up $190 million from the fourth quarter of 2009 due to financing activities.

During the fourth quarter of 2010, Exxon Mobil Corporation purchased 83 million shares of its common stock for the treasury at a gross cost of $5.8 billion. These purchases included $5 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs. Share purchases to reduce shares outstanding are currently anticipated to equal $5 billion in the first quarter of 2011.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Full Year 2010 vs. Full Year 2009

Earnings of $30,460 million ($6.22 per share) increased $11,180 million from 2009.  Excluding special items, earnings for 2010 increased $11,040 million from 2009.

FULL YEAR HIGHLIGHTS

•

Earnings excluding special items were $30,460 million, up 57%.

•

Earnings per share excluding special items increased 55% to $6.22.

•

Earnings were up 58% from 2009. Earnings for 2009 included a special charge of $140 million for interest related to the Valdez punitive damages award.  Earnings for the full year of 2010 did not include any special items.

•

Oil-equivalent production was up 13% from 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 14%.

•

Cash flow from operations and asset sales was $51.7 billion, including $3.3 billion from asset sales.

•

The Corporation distributed over $19 billion to shareholders in 2010 through dividends and share purchases to reduce shares outstanding.

•

Capital and exploration expenditures were $32.2 billion, up 19% versus 2009.

Upstream earnings were $24,097 million, up $6,990 million from 2009. Higher realizations increased earnings approximately $6.5 billion.  Higher volumes increased earnings by $1.2 billion, while all other items, including higher operating costs, decreased earnings by $690 million.

On an oil-equivalent basis, production was up 13% compared to 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 14%.

Liquids production of 2,422 kbd increased 35 kbd compared with 2009.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production increased 2% from 2009, as project ramp-ups in Qatar and the addition of XTO were offset by net field decline.

Natural gas production of 12,148 mcfd increased 2,875 mcfd from 2009, driven by higher volumes from Qatar projects and additional U.S. unconventional gas volumes.

Earnings from U.S. Upstream operations for 2010 were $4,272 million, an increase of $1,379 million from 2009.  Non-U.S. Upstream earnings were $19,825 million, up $5,611 million from 2009.

Downstream earnings of $3,567 million were $1,786 million higher than 2009.  Higher industry refining margins increased earnings by $1.2 billion.  Positive volume and mix effects increased earnings by $420 million, while all other items, including lower operating expenses, increased earnings by $210 million.  Petroleum product sales of 6,414 kbd decreased 14 kbd.

U.S. Downstream earnings were $770 million, up $923 million from 2009. Non-U.S. Downstream earnings were $2,797 million, $863 million higher than last year.

Chemical earnings were a record $4,913 million, up $2,604 million from 2009. Improved margins increased earnings by $2 billion while higher volumes increased earnings about $380 million. Prime product sales of 25,891 kt were up 1,066 kt from 2009.

Corporate and financing expenses excluding special items were $2,117 million, up $340 million from 2009 mainly due to a tax charge related to the U.S. health care legislation during the first quarter of 2010 and financing activities.

Gross share purchases for 2010 were $13 billion, reducing shares outstanding by 199 million shares.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on January 31, 2011.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; and share purchase levels, could differ materially due to factors including: changes in long-term oil or gas prices or other market or economic conditions affecting the oil and gas industry; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “investors” section of our website and in Item 1A of ExxonMobil's 2009 Form 10-K. We assume no duty to update these statements as of any future date. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “investors” section of our website at exxonmobil.com.

Reference to Earnings

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Attachment I

EXXON MOBIL CORPORATION
FOURTH QUARTER 2010
(millions of dollars, unless noted)

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
Earnings / Earnings Per Share

Total revenues and other income	105,186	89,841	383,221	310,586
Total costs and other deductions	89,859	79,635	330,262	275,809
Income before income taxes	15,327	10,206	52,959	34,777
Income taxes	5,811	4,067	21,561	15,119
Net income including noncontrolling interests	9,516	6,139	31,398	19,658
Net income attributable to noncontrolling interests	266	89	938	378
Net income attributable to ExxonMobil (U.S. GAAP)	9,250	6,050	30,460	19,280

Earnings per common share (dollars)	1.86	1.27	6.24	3.99

Earnings per common share
- assuming dilution (dollars)	1.85	1.27	6.22	3.98

Other Financial Data

Dividends on common stock
Total	2,212	1,992	8,498	8,023
Per common share (dollars)	0.44	0.42	1.74	1.66

Millions of common shares outstanding
At December 31			4,979	4,727
Average - assuming dilution	5,031	4,760	4,897	4,848

ExxonMobil share of equity at December 31			146,839	110,569
ExxonMobil share of capital employed at December 31			166,036	124,398

Income taxes	5,811	4,067	21,561	15,119
Sales-based taxes	7,614	7,009	28,547	25,936
All other taxes	10,463	10,129	39,127	37,571
Total taxes	23,888	21,205	89,235	78,626

ExxonMobil share of income taxes of
equity companies	1,367	873	4,058	2,489

Attachment II

EXXON MOBIL CORPORATION
FOURTH QUARTER 2010
(millions of dollars)
	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
Earnings (U.S. GAAP)
Upstream
United States	1,317	1,011	4,272	2,893
Non-U.S.	6,163	4,769	19,825	14,214
Downstream
United States	226	(287)	770	(153)
Non-U.S.	924	98	2,797	1,934
Chemical
United States	522	292	2,422	769
Non-U.S.	545	424	2,491	1,540
Corporate and financing	(447)	(257)	(2,117)	(1,917)
Net income attributable to ExxonMobil	9,250	6,050	30,460	19,280
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	0	0	(140)
Corporate total	0	0	0	(140)
Earnings Excluding Special Items
Upstream
United States	1,317	1,011	4,272	2,893
Non-U.S.	6,163	4,769	19,825	14,214
Downstream
United States	226	(287)	770	(153)
Non-U.S.	924	98	2,797	1,934
Chemical
United States	522	292	2,422	769
Non-U.S.	545	424	2,491	1,540
Corporate and financing	(447)	(257)	(2,117)	(1,777)
Corporate total	9,250	6,050	30,460	19,420
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	13.0	8.6	48.4	28.5
Sales of subsidiaries, investments and property, plant and equipment	1.7	0.3	3.3	1.4
Cash flow from operations and asset sales	14.7	8.9	51.7	29.9

Attachment III

EXXON MOBIL CORPORATION
FOURTH QUARTER 2010

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	455	385	408	384
Canada/South America	266	255	263	267
Europe	335	372	335	379
Africa	618	657	628	685
Asia Pacific/Middle East	639	537	597	490
Russia/Caspian	213	187	191	182
Worldwide	2,526	2,393	2,422	2,387

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,869	1,298	2,596	1,275
Canada/South America	564	641	569	643
Europe	4,596	4,401	3,836	3,689
Africa	9	14	14	19
Asia Pacific/Middle East	5,409	4,180	4,946	3,494
Russia/Caspian	205	183	187	153
Worldwide	14,652	10,717	12,148	9,273

Oil-equivalent production (koebd) [1]	4,968	4,179	4,447	3,932

1 Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FOURTH QUARTER 2010

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
Refinery throughput (kbd)
United States	1,732	1,748	1,753	1,767
Canada	467	412	444	413
Europe	1,501	1,571	1,538	1,548
Asia Pacific	1,307	1,348	1,249	1,328
Other	291	300	269	294
Worldwide	5,298	5,379	5,253	5,350

Petroleum product sales (kbd)
United States	2,581	2,516	2,511	2,523
Canada	475	421	450	413
Europe	1,576	1,652	1,611	1,625
Asia Pacific	1,277	1,335	1,241	1,329
Other	646	565	601	538
Worldwide	6,555	6,489	6,414	6,428

Gasolines, naphthas	2,615	2,621	2,611	2,573
Heating oils, kerosene, diesel	2,106	2,027	1,951	2,013
Aviation fuels	472	520	476	536
Heavy fuels	602	636	603	598
Specialty products	760	685	773	708
Worldwide	6,555	6,489	6,414	6,428

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,214	2,562	9,815	9,649
Non-U.S.	4,135	4,113	16,076	15,176
Worldwide	6,349	6,675	25,891	24,825

Attachment V

EXXON MOBIL CORPORATION
FOURTH QUARTER 2010
(millions of dollars)

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
Capital and Exploration Expenditures
Upstream
United States	2,453	983	6,349	3,585
Non-U.S.	6,346	5,543	20,970	17,119
Total	8,799	6,526	27,319	20,704
Downstream
United States	170	355	982	1,511
Non-U.S.	519	547	1,523	1,685
Total	689	902	2,505	3,196
Chemical
United States	83	82	279	319
Non-U.S.	435	731	1,936	2,829
Total	518	813	2,215	3,148

Other	55	22	187	44

Worldwide	10,061	8,263	32,226	27,092

Exploration expenses charged to income
included above
Consolidated affiliates
United States	121	64	283	219
Non-U.S.	427	617	1,855	1,795
Equity companies - ExxonMobil share
United States	1	1	4	1
Non-U.S.	9	3	21	12
Worldwide	558	685	2,163	2,027

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1,2]

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.72
Third Quarter	10,490	1.77
Fourth Quarter	10,250	1.77
Year	39,500	6.64

2007
First Quarter	9,280	1.63
Second Quarter	10,260	1.83
Third Quarter	9,410	1.71
Fourth Quarter	11,660	2.14
Year	40,610	7.31

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.
[2] For periods prior to 2009, earnings per share (EPS) numbers have been adjusted retrospectively on a consistent basis with 2009 reporting when new authoritative guidance on EPS was adopted.